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Exhibit 8


                                June 23, 2006


Farmers Capital Bank Corporation
P. O. Box 309
202 W. Main Street
Frankfort, Kentucky 40602

Citizens National Bancshares, Inc.
201 North Main Street
Nicholasville, Kentucky 40356

Dear Ladies and Gentlemen:

         We have acted as counsel to Farmers Capital Bank Corporation ("Farmers Capital") in connection with the Registration Statement on Form S-4 to which this opinion appears as an exhibit ("Registration Statement"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger dated April 11, 2006 as amended by Amendment No. 1 dated June 16, 2006 (the "Merger Agreement") by and among Farmers Capital, a Kentucky corporation, FCBC Acquisition, LLC, a Kentucky limited liability company wholly owned by Farmers Capital and successor by assignment to FCBC Subsidiary, Inc. ("FCBC Acquisition"), and Citizens National Bancshares, Inc., a Kentucky corporation ("Citizens")

         We have examined the Merger Agreement, pursuant to which it is contemplated that Citizens will merge with and into FCBC Acquisition (the "Citizens Merger"), and immediately following the Citizens Merger, FCBC Acquisition will merge with and into Farmers Capital (the "Subsidiary Merger," and together with the Citizens Merger, the "Mergers"), and the Registration Statement. We have assumed for purposes of the opinion set forth below that the Mergers will be effected in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), and as described in the Registration Statement. We have also assumed for purposes of the opinion set forth below that the Subsidiary Merger will be effected immediately subsequent to the Citizens Merger as part of a single integrated plan, that the Mergers will be effected in accordance with applicable Kentucky law, specifically the Kentucky Limited Liability Company Act and the Kentucky Business Corporation Act. We have also assumed that the representation letters, dated as of the date hereof, that Farmers Capital and Citizens have provided to us are true and accurate as of the date hereof and will remain true and accurate as of the Effective Time and as of the effective time of the Subsidiary Merger. In addition, we have assumed that all statements in such representation letters made "to the best knowledge" of any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Furthermore, we have assumed that, as to all

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Farmers Capital Bank Corporation
Citizens National Bancshares, Inc.
June 23, 2006
Page 2


matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments, and have made such other inquiries, as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

         Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that for United States federal income tax purposes,

         (i) the Mergers will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

         (ii) Farmers Capital, FCBC Acquisition and Citizens will each be a party to the reorganization as that term is defined in section 368(b) of the Code; and

         (iii) the discussion set forth in the Registration Statement under the heading "Material Federal Income Tax Consequences of the Merger" presents in all material respects a fair and accurate summary of the United States federal income tax consequences generally applicable to a holder of common stock of Citizens who participates in the merger.

         Our opinion is based on the Code, Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof, which could change at any time, possibly with retroactive effect. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable. No ruling has been sought from the Internal Revenue Service by Farmers Capital, FCBC Acquisition, or Citizens as to the federal income tax consequences of any aspect of the Mergers, and neither the Internal Revenue Service nor any court is bound by our opinion herein. No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any other federal, state, local, or foreign tax law or the tax consequences of any other transaction contemplated or entered into by Farmers Capital, FCBC Acquisition, or Citizens. We do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

         This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, corporate record,

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Farmers Capital Bank Corporation
Citizens National Bancshares, Inc.
June 23, 2006
Page 3


covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

         Any inaccuracy in, or breach of, any of the aforementioned factual statements, representations or assumptions or any change in applicable law after the date hereof could affect our conclusions.

         This opinion is solely for your benefit and shall not inure to the benefit of any other person. It is furnished to you solely for use in connection with the Mergers and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the section of the entitled "Material Federal Income Tax Consequences of the Merger" and "Legal Matters". In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ STOLL KEENON OGDEN PLLC